EXHIBIT 16




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We were previously the independent accountants for NBOG Bancorporation, Inc., and we have not issued any reports on the consolidated financial statements of NBOG Bancorporation, Inc. and subsidiary since being appointed as independent accountants for the Company on May 14, 2004. We have read NBOG Bancorporation, Inc.'s statements included under Item 4.01 of its Form 8-K for October 21, 2004, and we agree with such statements.


Sincerely,

/s/ MAULDIN & JENKINS, LLC

Mauldin & Jenkins, LLC
Atlanta, Georgia
October 29, 2004